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                                                                       Exhibit 5




                                                May 3, 1995




         National Auto Credit, Inc.
         30000 Aurora Road
         Solon, Ohio 44139

         Gentlemen:

                We have acted as counsel for National Auto Credit, Inc. (the "Company"), a Delaware corporation, in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 on April 13, 1995 (the "Registration Statement"), and Amendment No. 1 thereof, filed on May 3, 1995, with respect to 500,000 shares of common stock, $.05 par value of the Company ("Company Common Stock") that may be issued in connection with the Company's 1995
         Stock Option Plan for Member Dealers ("Plan").

                In connection with the following opinion, we have examined such documents and such questions of fact and law as we consider appropriate and necessary.

                Based upon the foregoing, we are of the opinion that the Company Common Stock, when issued in the manner specified in the Registration Statement upon the exercise of options granted under the Plan, will be legally issued, fully paid, and nonassessable.

                We hereby consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus contained therein.

                                                   Respectfully Submitted,

                                                   /s/ Squire, Sanders & Dempsey

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